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                                                                      EXHIBIT 22



                         Subsidiaries of the Registrant


Proximity Technology Inc., a Delaware corporation, 100 percent.

   Proximity Technology International, Inc., a Delaware corporation, 100 percent.



Franklin Electronic Publishers (HK) Ltd., a Hong Kong corporation, 100 percent.

Franklin Electronic Publishers Euro-Holdings B.V., a corporation organized under the laws of the Netherlands, 100 percent.

   Franklin Electronic Publishers (Europe) Ltd., a corporation organized under the laws of England, 100 percent.

   Franklin Electronic Publishers (France) S.A.R.L., a corporation organized under the laws of the country of France, 100 percent.

   Franklin Electronic Publishers S.r.l., a corporation organized under the laws of Italy, 100 percent. *

   Franklin Electronic Publishers (Deutschland) GmbH, a company organized under the laws of Germany, 100 percent.

   Systech GmbH, a company organized under the laws of Germany, 100 percent.

   Franklin Electronic Publishers Benelux N.V., a company organized under the laws of Belgium, 100 percent.

Franklin Electronic Publishers, Ltd., a Canadian corporation, 100 percent.

Franklin Electronic Publishers (Aust) Pty Ltd., an Australian corporation, 100 percent.

Franklin Electronic Publishers de Mexico, S.A. de C.V., a company organized under the laws of Mexico, 100 percent. *

Franklin Electronic Publishers de Colombia Ltd., a corporation organized under the laws of the Republic of Colombia, 100 percent. *

* In compliance with local mandate requiring multiple shareholders, a minor equity position is held in trust for the company by an officer of the company.


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